Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of October 27, 2026, by and among Enerpac Tool Group Corp., a Wisconsin corporation (“Parent”), Rodeo Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Specialized Fabrication Equipment Group LLC, a Delaware limited liability company (the “Company”), and SFEG Holdings, Inc., a Delaware corporation, solely in its capacity as the Equityholders’ Representative. Parent, Merger Sub, the Company and SFEG Holdings, Inc. are each referred to as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to Section 8.3 of that certain Agreement and Plan of Merger dated July 7, 2026, by and among the Parties (the “Agreement”), the Agreement may be amended and modified only by a written agreement among the Parties; and

WHEREAS, the Parties wish to amend the Agreement in accordance with the terms and provisions of this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Recital G of the Agreement is hereby amended and restated in its entirety as follows:

 “G. Concurrently with the execution and delivery of this Agreement, (i) each Key Company Stakeholder executed and delivered to Parent a Reinvestment and Lock-Up Agreement, each to become effective as of the Effective Time, which has been superseded and replaced by an Amended and Restated Reinvestment and Lock-Up Agreement in the form attached as Annex D hereto in connection with this Amendment, (ii) certain Key Company Stakeholders and RSU Recipients executed and delivered to Parent award agreements under the Parent’s 2017 Omnibus Incentive Plan (as amended and restated November 9, 2020) in the form of Exhibit G to the Agreement as originally executed (each, an “Existing Award Agreement”), each of which has been superseded and replaced by an Inducement Award Agreement (as defined below) in connection with this Amendment, and (iii) each person set forth on Schedule IV is executing and delivering to Parent an Acknowledgement and Release Agreement, to become effective as of the Effective Time (each, an “Acknowledgement and Release Agreement”).”

2.             Recital H of the Agreement is hereby amended and restated in its entirety as follows:

 “H. Prior to or in connection with the Closing, each RSU Recipient shall execute and deliver to Parent an Inducement Award Agreement under the Inducement Award Plan, to become effective as of the Effective Time. No Existing Award Agreement shall be effective at or after the Effective Time.”

3.             Section 1.2(b) (RSU Consideration) of the Agreement is hereby amended and restated in its entirety as follows:

 “RSU Consideration. The Parties acknowledge that the transaction bonuses (collectively, the “Transaction Bonuses”) will be paid at Closing. Certain Transaction Bonuses (“RSU Amount”) payable to the Key Company Stakeholders and other recipients designated on Schedule III (“RSU Recipients”) shall be delivered in the form of restricted stock unit (“RSU”) grants under the Enerpac Tool Group Inducement Award Plan (the “Inducement Award Plan”). Such RSUs shall be issued pursuant to Global Restricted Stock Unit (RSU) Agreements in the form attached hereto as Exhibit G, as amended by the Amendment (each, an “Inducement Award Agreement” and collectively, the “Inducement Award Agreements”), to be executed by the RSU Recipients and to supersede and replace the Existing Award Agreements. The vesting schedule, forfeiture conditions, and service requirements applicable to such RSUs shall be as set forth in the Inducement Award Agreements and shall be, in all material respects, consistent with the economic terms applicable under the Existing Award Agreements except for changes in plan source and such legal, regulatory, and administrative conforming changes as are necessary in connection with the Inducement Award Plan. The recipients and the amounts of such Transaction Bonuses and RSUs are set forth in the Transaction Bonus Schedule attached hereto as Schedule III (as amended by this Amendment).”

4.             Section 1.3(b) (Closing Payments) of the Agreement is hereby amended and restated in its entirety as follows:

 “Payments. On the Closing Date promptly following the Effective Time, Parent will (i) deposit with Wilmington Trust, as escrow agent (the “Escrow Agent”), the Adjustment Escrow Amount and the Special Escrow Amount (any and all of such deposits to constitute escrow funds to be governed by the terms of the Escrow Agreement, attached hereto as Exhibit B (the “Escrow Agreement”)); (ii) deposit with the Escrow Agent the Stock Obligation Amount, to be governed by the Reinvestment Escrow Agreement; (iii) deposit with the Equityholders’ Representative the Equityholders’ Representative Escrow Amount; (iv) pay the Estimated Company Closing Debt to the holders thereof pursuant to the terms of the Payoff Letters; (v) pay the Estimated Transaction Expenses (other than Transaction Bonuses) in the amounts and to the accounts set forth in the invoices therefor; (vi) pay the Transaction Bonuses (other than the RSU Amount) to the Company or the applicable Acquired Company that employs the relevant individual, which shall in turn pay, or cause to be paid, the applicable portion of each Transaction Bonus to the applicable individual in accordance with such individual’s existing payment arrangements (or, with respect to any independent contractor, directly to such contractor), in each case on the next payroll date or payment date following the Closing Date or sooner pursuant to a special payroll made on or promptly following the Closing Date as determined by the Company; and (vii) after taking into account the payments in Section 1.3(b), pay the remaining Merger Consideration, to which the Equityholders shall become entitled pursuant to Section 1.2(a), as adjusted by Section 1.3(a), to the Paying Agent in accordance with Section 1.4(b) (the “Initial Payment Amount”). Within thirty (30) Business Days after the Closing, Parent will issue the RSU Amount to the RSU Recipients, pursuant to the Inducement Award Agreements. The Parties agree that all Tax deductions arising from or attributable to the payment of Transaction Expenses and Transaction Bonuses shall, to the extent permitted by Applicable Law, be allocated to the taxable period of the Acquired Companies ending on or before the Closing Date (or, in the case of a Straddle Period, to the portion of such period ending on the Closing Date), and neither Parent, the Surviving Company, any Acquired Company, nor any of their Affiliates shall claim any such deduction on any Tax Return for a taxable period beginning after the Closing Date (or, in the case of a Straddle Period, to the portion of such period beginning after the Closing Date).”

5.             Clause (b)(iii) of Section 4.1(Conduct of Business) of the Agreement is hereby amended by deleting the reference to “Section 4.13(b)” and replacing the same with a reference to “Section 4.15(b)”.

6.             Section 5.2(e) of the Agreement is hereby amended and restated in its entirety as follows:

 “(e) Inducement Award Agreements. Each RSU Recipient designated on Schedule III as of the Closing Date shall have executed and delivered to Parent an Inducement Award Agreement under the Inducement Award Plan. For the avoidance of doubt, no Existing Award Agreement shall satisfy the condition set forth in this Section 5.2(e).”

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7.             Section 5.3(e) of the Agreement is hereby amended and restated in its entirety as follows:

  “(e) Inducement Award Agreements. Parent shall have executed and delivered to each RSU Recipient designated on Schedule III as of the Closing Date an Inducement Award Agreement under the Inducement Award Plan pursuant to Section 1.2(b) (as amended by this Amendment). For the avoidance of doubt, no Existing Award Agreement shall satisfy the condition set forth in this Section 5.3(e).”

8.             Section 5.3(g) of the Agreement is hereby amended and restated in its entirety as follows:

 “(g) Amended and Restated Reinvestment and Lock-Up Agreements. Parent shall have executed and delivered to the Equityholders’ Representative the Amended and Restated Reinvestment and Lock-Up Agreement.”

9.             Section 8.14 of the Agreement is hereby amended as follows:

a.	The following definitions of “Merger Consideration” and “RSU Amount” set forth in Section 8.14 of the Agreement are hereby amended and restated in their entirety to read as follows:

“‘Merger Consideration’ means (i) $450,010,472 (which amount reflects the Parties’ agreed aggregate transaction value less the RSU Amount), plus (ii) the Net Working Capital Surplus (if any), less (iii) the Net Working Capital Shortfall (if any), plus (iv) the Company Closing Cash (but only up to the Maximum Cash Amount), less (v) the Company Closing Debt, less (vi) the Transaction Expenses, plus (vii) $2,000,000 (representing an agreed amount to compensate the Company for foregoing certain transaction tax deductions in connection with the RSU Amounts).”

“‘RSU Amount’ means $19,989,528 in the aggregate, representing the value of the RSU grants to be issued by Parent to the RSU Recipients following the Closing, to be allocated among the RSU Recipients as set forth on Schedule III (Transaction Bonus Schedule) as amended by this Amendment.

b.	Clauses (d)(i) and (ii) of the definition of “French Subsidiary Deliverables” are hereby amended and restated to read in their entirety as follows:

“(i) no agreements are in force between the French Subsidiary and any of the Equityholders or their respective Affiliates including the Company (other than as disclosed in the Disclosure Schedule or as set forth on Annex E hereto), (ii) all amounts, including any debts or receivables, owed (whether or not yet due) (a) by the French Subsidiary to any of the Equityholders or any of their respective Affiliates (other than the Company or any of the Subsidiaries), or (b) to the French Subsidiary by the Equityholders or any of their respective Affiliates (other than the Company or any of the Subsidiaries), including but not limited to any shareholders’ loans or intercompany balances, have been repaid in full by the French Subsidiary, or to the French Subsidiary, respectively, as applicable,”

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c.	Clauses (h)(i) and (ii) of the definition of “French Subsidiary Deliverables” are hereby amended and restated to read in their entirety as follows:

“(h) evidence of (i) all powers concerning the operation of the bank accounts of the French Subsidiary, and, generally, of (ii) all powers to represent the French Subsidiary, in each case including any delegations or authorities granted to additional authorized individuals.”

d.	The following definition of “Tariff Escrow Amount” set forth in Section 8.14 of the Agreement is hereby amended and restated in its entirety to read as follows:

“‘Tariff Escrow Amount’ means $33,900,000, which shall be allocated (i) $3,000,000 to the payment of any tariffs, interest and penalties owed for imports into the United States by the Acquired Companies made on or prior to September 17, 2026 in excess of $7,699,547.06 (“Excess Tariff Costs”), and (ii) the payment to Parent of the product of (x) the aggregate amount owed for imports into the United States by the Acquired Companies during the period from February 1, 2025 to January 31, 2026 in excess of $3,804,000, times (y) 10.3 (the “Excess Tariffs EBITDA Adjustment Amount”).”

10.         All references in the Agreement to “Award Agreements” (other than in the definition of “Existing Award Agreements”) are hereby deemed to refer to the “Inducement Award Agreements.” All references to the “Plan” (as such term was used in Section 1.2(b) prior to the Amendment to refer to Parent’s 2017 Omnibus Incentive Plan) are hereby deemed to refer to the “Inducement Award Plan.”

11.        Exhibit G to the Agreement (Form of RSU Agreement) is hereby replaced in its entirety with the form of Inducement Award Agreement attached hereto as Annex A.

12.        Exhibit H to the Agreement (Form of Reinvestment Escrow Agreement) is hereby replaced in its entirety with the form of Reinvestment Escrow Agreement attached hereto as Annex B.

13.          Schedule III to the Agreement (Transaction Bonus Schedule) is hereby amended and restated in its entirety as set forth on Annex C attached hereto.

14.          Parent and Merger Sub hereby irrevocably waive delivery of the consent listed at Item 5 of Section 5.2(o) of the Disclosure Schedule as a closing condition under Section 5.2(o) of the Agreement.

15.          Each Party represents and warrants that (a) it has full power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (b) the execution, delivery, and performance of this Amendment have been duly authorized by all necessary corporate or other organizational action on its part, and (c) this Amendment constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

16.          This Amendment is made pursuant to and in compliance with Section 8.3 of the Agreement. The Equityholders’ Representative has given its written consent to this Amendment on behalf of the Company Stakeholders in accordance with Section 8.1(b) of the Agreement.

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17.          This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to conflicts of law principles that would refer a matter to another jurisdiction. The provisions of Article VIII of the Agreement (including Section 8.7 (Governing Law; Jurisdiction; Waiver of Jury Trial), Section 8.8 (Specific Performance), Section 8.9 (Notices), and Section 8.13 (Counterparts)) are incorporated herein by reference, mutatis mutandis.

18.         In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall prevail and control. Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms, and from and after the date of this Amendment, all references in the Agreement to “this Agreement,” “hereof,” “herein,” “hereunder,” or words of similar import shall mean and refer to the Agreement as amended by this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

PARENT:

ENERPAC TOOL GROUP CORP.,
a Wisconsin corporation

By:	/s/ Paul Sternlieb
Name: Paul Sternlieb
Title: President and CEO

MERGER SUB:

RODEO MERGER SUB, LLC,
a Delaware limited liability company

By:	/s/ Darren Kozik
Name: Darren Kozik
Title: President

[Signature Page to Amendment to Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

THE COMPANY:

SPECIALIZED FABRICATION EQUIPMENT GROUP LLC,
a Delaware limited liability company

By:	/s/ Christopher J. Lee
Name: Christopher J. Lee
Title: Vice President

EQUITYHOLDERS’ REPRESENTATIVE:

SFEG HOLDINGS, INC.,
solely in its capacity as the Equityholders’ Representative

By:	/s/ Christopher J. Lee
Name: Christopher J. Lee
Title: Vice President

[Signature Page to Amendment to Merger Agreement]

ANNEX A

Exhibit G
Form of Inducement Award Agreement

[omitted from filing]

ANNEX B

Exhibit H

Form of Reinvestment Escrow Agreement

[omitted from filing]

ANNEX C

Schedule III

Transaction Bonus Schedule

[omitted from filing]

ANNEX D

Form of Amended and Restated Reinvestment and Lock-Up Agreement

[omitted from filing]

ANNEX E

Intercompany Agreements

[omitted from filing]